Exhibit 99.1

PRESS RELEASE
For Immediate Distribution	Contact: Intrepid Potash, Inc.
William I. Kent
Phone: 303-296-3006

Intrepid Potash, Inc. Announces Preliminary Second Quarter 2011 Sales and

Production Results and a Capital Projects Update

Denver, Colorado; July 19, 2011 — Intrepid Potash, Inc. (“Intrepid”) (NYSE:IPI) announced today preliminary sales and production results for the second quarter 2011 and provided an update regarding two major capital projects.

Preliminary Sales and Production Results

On an unaudited basis, during the second quarter of 2011, Intrepid estimates that it produced between 205,000 and 215,000 tons of potash and sold between 220,000 and 230,000 tons of potash.  Production within the quarter includes the benefit of approximately one extra month than historically normal of production from our Moab solar solution mine because of favorable brine levels and harvest conditions.  Intrepid estimates its average net realized sales price for potash sold during the quarter was approximately $455 — $465 per ton.  The strong sales were a function of the flexibility afforded us by our investment in additional potash granulation capacity at our Moab facility together with the execution of our strategic marketing plan.

On an unaudited basis, during the second quarter of 2011, Intrepid estimates that it produced approximately 40,000 — 50,000 tons of Trio® and sold approximately 35,000 — 45,000 tons of Trio®.  Intrepid estimates that its average net realized sales price for Trio® during the quarter was approximately $215 — $225 per ton.

Intrepid reports “average net realized sales price,” which is an operating performance measure.  Average net realized sales prices are derived by subtracting freight costs from gross sales revenue and then dividing this result by sales tons.

Intrepid expects to release its second quarter 2011 financial results after market close on Wednesday, August 3, 2011.

Langbeinite Recovery Improvement Project Update

In June 2011, Intrepid received its air quality construction permit for the granulation plant which is part of the overall Langbeinite Recovery Improvement Project being constructed at our East Mine near Carlsbad, New Mexico, which is an estimated capital investment of $85 to $90 million.  Upon receipt of the permit, Intrepid commenced construction of the granulation plant.  With the commencement of this construction work, Intrepid is progressing with the construction and fabrication of both the dense media separation plant and the granulation plant.  We currently expect the dense media separation plant to be in operation during the fourth quarter of 2011 and the granulation plant to be in operation in early 2012.

HB Solar Solution Mine Update

With respect to the HB Solar Solution Mine project near Carlsbad, New Mexico, the public comment period for the Draft Environmental Impact Statement closed in late June 2011. The current schedule for receiving the Record of Decision from the Bureau of Land Management on the project remains in the first quarter of 2012.

Intrepid is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash and Trio®, a product produced from langbeinite ore.  Intrepid owns five active potash production facilities — three in New Mexico and two in Utah.

Intrepid routinely posts important information about its business on its website under the Investor Relations tab.  The website address for Intrepid is www.intrepidpotash.com.

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Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include: changes in the price of potash or Trio®; operational difficulties at our facilities that limit production of our products; interruptions in railcar or truck transportation services; the ability to hire and retain qualified employees; changes in demand and/or supply for potash or Trio®/langbeinite; changes in our reserve estimates; our ability to successfully execute the projects that are essential to our business strategy, including but not limited to the development of the HB Solar Solution mine as a solution mine and the further development of our langbeinite recovery assets; weather risks affecting net evaporation rates at our solar solution mining operations; changes in the prices of our raw materials, including but not limited to the price of chemicals, natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations, and the enforcement of such regulations; obtaining permitting for applicable federal and state agencies related to the construction and operation of assets; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in use by the oil and gas industry of potash products in drilling operations; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements; disruption in credit markets; our ability to secure additional federal and state potash leases to expand our existing mining operations; and governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission.  Please refer to those filings for more information on these risk factors.  These forward-looking statements speak only as of the date of this press release, and, except as required by law we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.